SHIPBUILDING CONTRACT

FOR

CONSTRUCTION OF ONE FLOATING HOTEL

(HULL NO. xxx)

BETWEEN

(OWNER'S COMPANY)

as BUYER

and

COSCO（DALIAN）SHIPYARD CO., LTD.
as SELLER

Date: mm/dd/yy

CONTENTS

ARTICLE PAGE NO.

SHIPBUILDING CONTRACT
FOR
CONSTRUCTION OF ONE FLOATING HOTEL
BULK CARRIER (HULL NO. XXX)

This CONTRACT, entered into this (**Date**) by and between (**Owner's company**), a corporation organized and existing under the laws of (**Company's address**), (hereinafter called the "BUYER") on one part; and COSCO (DALIAN) SHIPYARD CO., LTD., a corporation organized and existing under the laws of the People's Republic of China, having its registered office at 80, Zhongyuan Road, Dalian, the People's Republic of China (hereinafter called "SELLER") on the other part.

WITNESSETH

in consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, the SELLER's premises at and to sell and deliver to the BUYER after completion one FLOATING HOTEL as more fully described in Article I hereof, to be registered under the flag of (**State flag**) and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

ARTICLE I DESCRIPTION AND CLASS

1. DESCRIPTION:

The VESSEL is a (**vessel's description**) (hereinafter called the "VESSEL") of the class described below. The VESSEL shall have the SELLER's HULL NO. **XXX** and shall be constructed, in accordance with the following "Specifications":

(1) Specification (Drawing No. **xxx**)
(2) General Arrangement (Drawing No. **xxx**)
(3) Midship Section (Drawing No. **xxx**)

attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the "Specifications"), making an integral part hereof.

2. CLASS AND RULES

The VESSEL, including its machinery and equipment, shall be constructed in accordance with the rules and regulations issued and having become effective up to or on the date of signing this Contract of Class (hereinafter called the "Classification Society") and shall be distinguished in the record by the symbol of

XXX (Symbol description)

and shall also comply with the rules and regulations as fully described in the Specifications.

The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include additional rules or circulars thereof issued and become effective as at the date of signing this Contract.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the "Classification Surveyor") to the SELLER for supervision of the construction of the VESSEL.

The key plans, materials and workmanship in relation to the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society,

All fees and charges incidental to Classification and to comply with the rules, regulations and requirements of this Contract as described herein and in the Specifications as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein.

The decisions of the Classification Society as to compliance or noncompliance with Classification rules and regulations shall be final and binding upon the parties hereto.

The VESSEL shall be constructed in accordance with the express terms of the Specifications. The VESSEL shall also comply with the applicable rules, regulations and

requirements of the other regulatory bodies as described in the Specifications effective as of the date of the Contract.

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

Length overall	abt.	xxxm
Length between perpendiculars		xxxm
Breadth moulded		xxxm
Depth moulded		xxxm
Design Draft moulded		xxxm
Scantling Draft moulded	abt.	xxxm
Deadweight at Scantling draft		xxx mt

ARTICLE II CONTRACT PRICE & TERMS OF PAYMENT

1. CONTRACT PRICE:

The contract price of the VESSEL is United States Dollars xxx (US$xxx-), net receivable by the SELLER (hereinafter called the "Contract Price"), which is exclusive of the cost for the BUYER's Supplies as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract, such adjustment to be determined prior to delivery of the VESSEL.

The Contract Price includes:

(a) the cost of the Vessel's structure and painting completed in accordance with the requirements of this Contract and the Specifications;

(b) the cost of of obtaining all certificates and documents which are required to be delivered pursuant to this Contract and the Specifications;

(c) The Contract Price also includes all costs and expenses for supplying all necessary drawings except those to be furnished by the BUYER in accordance with the Specifications.

2. CURRENCY:

Any and all payments by the BUYER to the SELLER under this Contract and any and all payments by the SELLER to the BUYER under this Contract shall be made in United States Dollars as stipulated in this Contract.
"Banking Days" when used in this Contract, shall mean days other than Saturdays and Sundays on which banks are open in New York, China.

3. TERMS OF PAYMENT:

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars xxx (US$xxx), representing twenty percent (20%) of the Contract Price, shall become due and payable and be paid by the BUYER within five (5) Banking days after

signing of the Shipbuilding Contract and receipt by the BUYER of an original Refund Guarantee covering the first instalment in the form annexed hereto as Exhibit "A" issued by SELLER's Bank acceptable by BUYER's Bank in accordance of Paragraph 7 of this Article.

(b) 2nd Instalment:

The sum of United States Dollars xxx, representing eighty (80%) of the Contract Price, plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with provisions of the relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery of the VESSEL. The SELLER shall send to the BUYER a telefax demand for this instalment ten (10) days prior to the scheduled date of delivery of the VESSEL.

4. METHOD OF PAYMENT:

(a) 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3 (a) by telegraphic transfer to CITIBANK N.A. New York as receiving bank nominated by the SELLER, for credit to the account of SELLER as follows:
Beneficiary's Name: COSCO Shipyard Group Co., Ltd.
Bank Name: Bank Of China Dalian Jin Pu New Area Branch
Bank Address: BANK OF CHINA TOWER,NO.158 JINMA ROAD,DALIAN ECONOMIC & TECHNICAL DEVELOPMENT ZONE,DALIAN,CHINA
Post Code: 116600
Bank Account No: 3038 5631 2666-2
Swift Code: BKCHCNBJ82H

or through other receiving bank to be nominated by the SELLER from time to time and such nomination shall be notified to the BUYER at least ten (10) Banking Days prior to the due date for the payment.

(b) 2nd Instalment (payable upon delivery and acceptance of the VESSEL and in exchange for the documentation under Article VI):

The BUYER shall, at least two (2) days prior to the scheduled date of delivery of the VESSEL, make an irrevocable cash deposit in the name of the BUYER with Bank of China Dalian Development Zone Branch, for a period of fifteen (15) days or unless validity is extended by BUYER and covering the amount of this instalment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said Bank of China Jin Pu New Area Branch, of a copy of the Protocol of Delivery and Acceptance of the VESSEL signed by the BUYER's and the SELLER's authorised representatives. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid fifteen (15) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in

accordance with the same terms and conditions as set out above.

Expenses and bank charges for remitting payment incurred by the BUYER's bank shall be for the BUYER's account, whereas expenses and bank charges of any SELLER's bank shall be for the SELLER's account.

5. PREPAYMENT:

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF THE SECOND INSTALMENTS:

The BUYER shall, within five (5) Banking Days of receipt of the Refund Guarantee covering the first instalment, together with the first instalment in this Contract, in accordance with Article II, paragraph 3(a), deliver to the SELLER an irrevocable and unconditional Letter of Credit in the form annexed hereto as Exhibit "B" in favour of the SELLER from **xxx** Bank (hereinafter called the "Payment Guarantor") acceptable to the SELLER's bank and the SELLER. This guarantee shall secure the BUYER's obligation for the payment of the second instalment of the Contract Price.

In the event the BUYER fails to pay the Second (2nd) instalment to the SELLER in accordance with Paragraph 3(b) and 4(b), the Payment Guarantor shall pay the second instalment to the SELLER directly and unconditionally through the Letter of Credit.

7. REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of an advance to the SELLER, and in the event this Contract is rescinded, canceled or terminated by the BUYER provided that all in accordance with the specific terms of this Contract permitting such rescission, cancellation or termination, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with interest (at the rate set out in respective provision thereof) from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER.

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER's obligation to repay the installment or installments paid by the BUYER or to the BUYER'S right to demand payment from the Refund Guarantor under the Refund Guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XII hereof, the Refund Guarantor shall withhold and defer payment until the final and unappealable arbitration award between the SELLER and the BUYER is published. The Refund Guarantor shall not be obligated to make any payment unless the final and unappealable arbitration award orders the SELLER to make

repayment. If the SELLER fails to honour the final and unappealable award within 15 days, then the Refund Guarantor shall refund to the extent the arbitration award orders.

8. SECURITY FOR PAYMENT

As a security to the BUYER and prior to the payment by the BUYER of the 1st instalment, the SELLER shall deliver to the BUYER an irrevocable Refund Guarantee securing the SELLER's repayment obligation of 1st pre-delivery installment issued by SELLER's Bank to be nominated (hereinafter called the "Refund Guarantor") acceptable to BUYER's bank and the BUYER in the form as per Exhibit "A" annexed hereto (hereinafter called the "Refund Guarantee").

ARTICLE III ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1. DELIVERY

(a) No adjustment shall be made, and the Contract Price shall remain unchanged for the **x** days of delay in delivery of the VESSEL beyond the Delivery Date (as defined in Article VI hereof) ending as of twelve o'clock midnight Beijing time of the xx day of delay.

(b) If the delivery of the VESSEL is delayed more than **x** days after the Delivery Date (as defined in Article VI hereof), then, in such event, beginning at twelve o'clock midnight Beijing time of the X day after the date on which delivery is required under this Contract, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars **xxx** per day.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the second (2nd) instalment of the Contract Price and in any event shall not be more than United States Dollars xxx.

(c) For the purpose of this Article, the delivery of the VESSEL shall not be deemed to be delayed and the Contract price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles IV, V, X, XII and

hereof. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article VII hereof.

(d) If the SELLER notifies the BUYER by telefax that the delivery of the VESSEL shall be made earlier than the specified Delivery Date (as defined in Article VI) and such notification being given not less than x months prior to the newly planned delivery date, the BUYER shall pay a bonus to the SELLER as follows:

In the event that the delivery shall be made within x days earlier than the specified Delivery Date, the Contract Price shall remain unchanged. In the event that the delivery shall be made more than x days earlier than the specified Delivery Date, then a bonus shall be added to the Contract Price at a rate of United States Dollars **x** per day for each full day earlier than the x day earlier than the Delivery Date.

The total increase of the Contract Price for the earlier delivery shall be added to the second instalment of the Contract Price, however, shall not be more than the sum of United States Dollars **x**.

For the purpose of determining the increase of the Contract Price under this Paragraph

1(e), the SELLER shall not be entitled to the bonus contemplated under Paragraph 1(e) of this Article for the period between the Delivery Date (as defined in Article VI) and the date to which the delivery of the VESSEL is extended by reason of the permissible delays or otherwise.

(e) In the event that the SELLER is unable to deliver the VESSEL on the newly planned delivery date as declared, the VESSEL can, nevertheless, be delivered by the SELLER at a date after such declared newly planned date, however subject always to the terms of this Contract. The SELLERS shall always keep the BUYER closely advised about the intended delivery date on a weekly basis. In such circumstances, and for the purpose of determining the liquidated damages to the BUYER (according to the provisions of Paragraph 1(b) of this Article), the newly planned delivery date declared by the SELLER shall not be in any way treated or taken as having substituted the original Delivery Date (as specified in Article VI). The Delivery Date as defined in Article VI (not the newly planned delivery date as declared by the SELLER) shall be used to regulate, as so described in Paragraph 1 (a), 1(b) of Article III, the BUYER's right for liquidated damages and the SELLER's liability to pay the aforesaid liquidated damages resulting from the delay in delivery of the VESSEL.

ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE BUYER'S SUPERVISOR(S)

The BUYER shall send in good time to and maintain at the SELLER's shipyard, at the BUYER's own cost and expense, one or more representative(s) who shall be duly accredited in writing by the BUYER (such representative(s) being hereinafter collectively and individually called the "Supervisor(s)") to supervise and survey the construction by the SELLER of the VESSEL, her engines and accessories. The SELLER hereby agree to assist the BUYER with an application for the necessary visa for the Supervisor(s) to enter China , provided that the Supervisor(s) satisfy the rules, regulations and laws of the People's Republic of China. The BUYER undertakes to give the SELLER adequate notice for the application of visa.

The BUYER's Representative shall, at all reasonable times during the construction until delivery of the Vessel, have the right to inspect the Vessel, her equipment and all accessories, and all work in progress, or materials utilized in connection with the construction of the Vessel, her equipment and accessories, wherever such work is being done or such materials are stored, for the purpose of determining that the Vessel, her equipment and accessories are being constructed in accordance with the terms of this Contract and/or the Specifications and Plans.

The BUYER's Representative shall notify the SELLER in writing without undue delay of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the Contract, the Plans or the Specifications and likewise advise and consult with the SELLER on all matters pertaining to the construction of the Vessel as may be required by the SELLER or as he may deem necessary.

2. COMMENTS TO PLANS AND DRAWINGS

The parties hereto shall, within thirty (30) days after signing of this Contract, mutually agree a list of all the plans and drawings, which are to be sent to the BUYER (hereinbelow called "the LIST"). Before the arrival of the Supervisor(s) at the SELLER, the plans and drawings specified in the LIST shall be sent in three copies (3) to the BUYER, and the BUYER shall, within Twenty (20) days after receipt thereof (excluding mailing time), return such plans and drawings submitted by the SELLER with comments.

Concurrently with the arrival of the Supervisor(s) at the SELLER, the BUYER shall notify the SELLER in writing, stating the level of authority which the said Supervisor(s) shall have on behalf of the BUYER, to provide comments, on the plans and drawings specified in the LIST but which have not yet been sent to the BUYER. The Supervisor(s) shall, within seven (7) days after receipt thereof, return those plans and drawings with comments, if any.

Unless notification is given to the SELLER by the Supervisor(s) or the BUYER of comments on any plans and drawings within the above designated period of time for each case, the said

plans and drawings shall be deemed to have automatically been approved without any comments from the BUYER but any approval or deemed approval shall in no way release or exonerate the SELLER from its duties and liabilities under this Contract and the Specifications and the SELLER shall remain fully responsible for the proper construction of the VESSEL. If there is any dispute refer to BUYER's comments, the decision of Classification Society will be final, the effect period caused this dispute will be deemed permissible delay if final decision of Classification Society is in favour of SELLER.

If the comments made by the BUYER'S designated office or by the Supervisor(s) under Paragraph 2 of this Article are not clearly specified or detailed, the SELLER shall seek clarification and in the absence of clarification thereof as promptly as possible but in any event within seven (7) days may place its own interpretation on such comments in implementing the same.

3. SUPERVISION AND INSPECTION BY THE SUPERVISOR(S)

The necessary tests, inspections and trials of the VESSEL, its machinery, equipment and outfittings shall be carried out as required by the Classification Society, and the Supervisor(s) which as normal practice, shall be carried out by an inspection team of the SELLER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Contract and Specifications.

The Supervisor(s) shall have, at all times until delivery of the VESSEL, the right to attend tests, inspections and trials according to the mutually agreed test list, to receive copies of the results of all tests and trials and inspect the VESSEL, her engines, accessories and materials at the SELLER, its subcontractors or any other place where work is done or materials stored in connection with the VESSEL. In the event that the Supervisor(s) discover any construction or material or workmanship which does not or will not conform to the requirements of this Contract and the Specifications, the Supervisor(s) shall promptly give the SELLER a notice in writing detailing the nonconformity, upon receipt of which the SELLER shall correct such nonconformity if the SELLER agrees with the BUYER. In any circumstances, the SELLER shall be entitled to proceed with the construction of the VESSEL even if there exists a disagreement between the BUYER and the SELLER, however without prejudice to the BUYER's right to submit the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof. However the BUYER undertakes and assures the SELLER that the Supervisor(s) shall carry out his inspections in accordance with the agreed inspection procedure and schedule and usual shipbuilding practice and in a way as to minimise any increase in building costs and delays in the construction of the VESSEL but never to affect the quality of the construction of the vessel. The SELLER shall notify the BUYER's Supervisor(s) in writing at least twenty-four (24) hours prior to the inspections and test (excluding traveling time if the inspection is to be carried out outside SELLER's Shipyard premises) to be carried out except for emergency. However, the Supervisor(s) shall, if so requested by the SELLER, also carry out inspections during the weekends (Saturday and Sunday) and during any Chinese Public Holidays so as not to delay or hold up construction of the VESSEL by the SELLER. If the Supervisor fails to attend the test, inspection and/or trial beyonds 3 hours upon receipte of yard's application, the Builder shall be entitlesd to proceed without the attendance of the Supervisor accordance with applicable or agreed test or trial procedures, and it will be deemed that Owner accepts this test, inspection and/or trial automatically. Once a test has been witnessed and approved by the BUYER's Representatives, the same test should not have to be repeated, provided it has been carried out

in compliance with the requirements of the Classification Society and Specifications.

The SELLER agrees to furnish the Supervisor(s) with airconditioned office space (free of charge), and other reasonable facilities including but not limited to desks, chairs, tables, filing cabinets, book shelves, internal and external telephone extensions, international line for telephone and fax, two sets of personal computers with the latest Windows programmes and one inkjet printer at the SELLER's yard. But the fees for the use of communication equipment such as a telephone, telefax and/or a telex, etc. shall be borne by the BUYER at local standard cost without any increases/additions. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor(s) shall be given free and ready access to the VESSEL, her Engines and accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the SELLER, and the premises of subcontractors of the SELLER, who are doing work, or storing materials in connection with the VESSEL's construction. The travel expenses for the said access to SELLER's subcontractors outside of DALIAN shall be at BUYER's account. Transportation, if required, shall be provided to the Supervisor(s) by the BUYER, but SELLERS shall assist if required.

4. LIABILITY OF THE SELLER

The Supervisor(s) engaged by the BUYER under this Contract shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor(s) or the BUYER's employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER's employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor(s), or of the BUYER's employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

5. SALARIES AND EXPENSES

All salaries and expenses of the Supervisor(s), or any other employees employed by the BUYER under this Article, shall be for the BUYER's account.

6. REPLACEMENT OF SUPERVISOR(S)

The SELLER has the right to request the BUYER in writing to replace any of the Supervisor(s) who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction together with reasons. The BUYER shall investigate the situation by sending its representative to the SELLER's yard, if necessary, and if the BUYER considers that such SELLER's request is justified, the BUYER shall effect the replacement as soon as conveniently practical.

ARTICLE V MODIFICATION, CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and Plans in accordance with which the VESSEL is to be constructed, may be modified and/or changed at any time hereafter by the written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the SELLER's reasonable judgment, adversely affect the SELLER's other commitments and provided further that the BUYER shall consent to an adjustment of the Contract Price, time of delivery of the VESSEL and other terms of this Contract, if any, as hereinafter provided. Subject to the above, the SELLER hereby agree to exert their best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or the provision of additional satisfactory securities to the SELLER, or any other alterations in this Contract, or the Specifications occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of duly authenticated letters, telefaxes and emails manifesting such agreement. The letters, telefaxes and emails exchanged and agreed by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters, telefaxes and emails shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If due to whatever reasons, the parties hereto shall fail to agree on the adjustment of the Contract Price or extension of time of delivery or the provision of additional security to the SELLER or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER's request for any modification and/or changes.

2. CHANGES IN RULES AND REGULATIONS, ETC.

(1) If, after the date of signing this Contract, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorised to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information in full to each other in writing, whereupon within twenty- one (21) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with any such alterations or changes, in the construction of the VESSEL, provided that the BUYER shall first agree:

(a) Any increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b) Any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c) Any increase or decrease in the guaranteed deadweight and speed of the VESSEL, if such compliance results in increased or reduced deadweight and speed; and/or

(d) Any other alterations in the terms of this Contract and/or the Specifications, if such compliance makes such alterations of the terms necessary.

Agreement to any such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes to the Specifications and/or Plans.

(2) If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or an extension of the time for delivery or the provision of additional security to the SELLER or any alternation of the terms of this Contract, if any, then, provided that the alterations or changes are not compulsory, the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and Specifications without making any such alterations or changes.

If the alterations or changes are compulsorily required to be made, then, notwithstanding any dispute between the parties relating to the adjustment of the Contract Price or extension of the time for delivery or any other respect, the SELLER shall promptly comply with such alterations or changes first. The BUYER shall, in any event, bear the costs and expenses for such alterations or changes (with, in the absence of mutual agreement, the amount thereof and/or any other discrepancy such as but not limited to the extension of Delivery Date, etc. to be determined by arbitration in accordance with Article XII of this Contract).

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER has the right to supply other materials and/or equipment of the equivalent quality, capable of meeting the requirements of the Classification Society and the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply with in accordance with the terms of this Contract and the Specifications.

4. BUYER'S SUPPLIED ITEMS

The BUYER shall deliver to the SELLER at its shipyard in Dalian the items as specified in the Specifications which the BUYER shall supply on BUYER's account by the time

designated by the SELLER.

Should the BUYER fail to deliver to the SELLER such items within the time specified, the delivery of the VESSEL shall automatically be extended to account for the delay in delivery of the BUYER's supplied items, provided such delay in delivery of the BUYER's supplied items shall affect the delivery of the VESSEL.

Furthermore, if the delay in delivery of the BUYER's supplied items should exceed twenty (20) days, the SELLER shall be entitled to proceed with construction of the VESSEL without installation of such items on board the VESSEL, without prejudice to the SELLER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The SELLER shall be responsible for storing and handling of the BUYER's supplies, at no cost to the BUYER, as specified in the Specifications after delivery to the SELLER and shall install them on board the VESSEL at the SELLER's expenses.

Upon arrival of such shipment of the BUYER's supplied items, both parties shall undertake a joint unpacking inspection. If any damage is found to render the items unfit for installation, the SELLER shall be entitled to refuse to accept the BUYER's supplied items.

ARTICLE VI DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER at a safe berth in COSCO (DALIAN) SHIPYARD, in accordance with the Specifications and with all Classification and Statutory Certificates and acceptance by the BUYER on or before **(Date)** provided that, in the event of any delays in the construction of the VESSEL or any delay in performance of the obligations under this Contract due to cause(s) which under the terms of the Contract permit an extension of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended pursuant to the terms of this Contract due to causes which under the terms of this Contract permit extension of the time for delivery, is hereinafter called the "Delivery Date".

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be effected forthwith upon acceptance of the VESSEL by the BUYER by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol shall be prepared in quadruplicate and executed by each of the parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following documents which shall accompany the aforementioned Protocol of Delivery and Acceptance:

(a) FINISHED DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications, made by the SELLER.

(b) ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to the Specifications.

Certificates shall be issued by relevant authorities or classification Society, clean and free from any conditions and/or recommendations. The VESSEL shall comply with the above rules and regulations which are in force at the time of signing this Contract. All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

If, through no fault of the SELLER, the full term certificate or certificates are unable

to be issued at the time of delivery by the Classification Society or any third party other than the SELLER, then the provisional certificate or certificates as issued by the Classification Society or the third party other than the SELLER with the full term certificates to be furnished by the SELLER as promptly as possible after delivery of the VESSEL and in any event no later than six (6) months after delivery or two (2) months prior to the expiry of the provisional certificates (whichever occurs first) shall be acceptable to the BUYER.

(c) DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub-contractors, employees and crews and/or all liabilities arising from construction and /or the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery.

(d) COMMERCIAL INVOICE made by the SELLER.

(e) BILL OF SALE made by the SELLER.

(j) BUILDIER's CERTIFICATE made by the SELLER

(k) Protocol of Delivery and Acceptance of the VESSEL.

4. TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof. As stated above, it being expressly understood that, until such delivery and acceptance is effected, title to the VESSEL, and her equipment (save for the BUYER's equipment/supplies), shall remain at all times with the SELLER and are at the entire risk of the SELLER.

5. REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the SELLER within seven (7) days after delivery and acceptance thereof is effected. If the BUYER has not removed the VESSEL from the premises of the SELLER's yard
within the aforesaid seven (7) days, then, in such event, without prejudice to the SELLER's right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER a reasonable mooring charge for the VESSEL.

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to

this Contract and the Specifications, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

ARTICLE VII DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSE OF DELAY

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite of delivery of the VESSEL, is delayed due to war, blockade, revolution, insurrection, mobilisation, civil commotions, riots, strikes, sabotage, lockouts, local temperature lower than minus 10 degree centigrade or higher than 35 degree centigrade in the shade, Acts of God or the public enemy, terrorism, plague or other epidemics, quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, earthquakes, tidal waves, typhoons, hurricanes, storms or other causes beyond the control of the SELLER or of its sub-contractors, as the case may be, or by force majeure of any description, whether of the nature indicated by the forgoing or not, or by destruction of the SELLER or works of the SELLER or its sub-contractors, or of the VESSEL or any part thereof, by fire, flood, or other causes beyond the control of the SELLER or its sub-contractors as the case may be, or due to the bankruptcy of the equipment and/or material supplier or suppliers, or due to the delay caused by acts of God in the supply of parts essential to the construction of the VESSEL (and which cannot be foreseen at the time of the signing of this Contract and that cannot be prevented by reasonable means), then, in the event of delay due to the happening of any of the aforementioned contingencies, the SELLER shall not be liable for such delay and the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Contract Price for a period of time which shall not exceed the total accumulated time of all such delays, subject nevertheless to the BUYER's right of cancellation under Paragraph 3 of this Article and subject however to all relevant provisions of this Contract which authorise and permit an extension of the time of delivery of the VESSEL.

Provided however that the SELLER shall not be entitled to rely on any of the causes of delay listed above unless:

(a) the delay in respect of which the SELLER is claiming relief was not caused by its neg ligence or that of its employees, suppliers or sub-contractors; and

(b) the SELLER has taken reasonable steps to mitigate their effect upon the construction o f the Vessel; and

(c) the SELLER has provided to the BUYER the notices required by paragraph (2) below within the relevant time scales set out therein for the same.

2. NOTICE OF DELAY

Within seven (7) working days in China from the date of commencement of any delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by telefax confirmed in writing, the date such delay commenced, and the reasons therefor.

Likewise within seven (7) working days in China after such delay ends, the SELLER shall advise the BUYER in writing or by telefax confirmed in writing, of the date such delay ended, and shall also specify the maximum period of the time by which the date for delivery of the VESSEL is extended by reason of such delay. Failure of the BUYER to object to the SELLER's notification of any claim for extension of the Delivery Date within thirty (30) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension. If the BUYER disputes the claim by the SELLER to a extension of the Delivery Date under this Article then the dispute shall be referred to arbitration under Article XII.

3. DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Clause 1 of this Article excluding any other extensions of a nature which under the terms of this Contract permit postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and shall not adjust or reduce Contract price.

ARTICLE VIII WARRANTY OF QUALITY

1. GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following delivery to and acceptance by the BUYER of the VESSEL, guarantees the VESSEL, her hull, all parts thereof that are manufactured or furnished or supplied by the SELLER and/or its sub-contractors under this Contract including material, equipment (however excluding any parts for the VESSEL which have been supplied by or on behalf of the BUYER, save in respect of their installation) against all defects which are due to faulty design, defective materials, construction and/or poor workmanship.

The SELLER guarantees repairs and/or replacements to the VESSEL for a further period of twelve (12) months from the date of each such repair and/or replacement made hereunder provided that the maximum period of guarantee shall not exceed eighteen (18) months in total from the date of delivery and acceptance of the VESSEL by the BUYER.

2. NOTICE OF DEFECTS

The BUYER shall notify the SELLER in writing, or by telefax confirmed in writing, as promptly as possible, after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER's written notice shall describe the nature of the defect and the extent of the damage caused thereby. The SELLER shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than Fifteen (15) calendar days after such expiry date. Telefaxed advice with brief details explaining the nature of the defect and the extent of damage within Fifteen (15) calendar days after such expiry date and that a claim is forthcoming will be sufficient compliance with notice requirements.

3. REMEDY OF DEFECTS

The SELLER shall remedy at its expense any defects, against which the VESSEL or any part of the equipment that is guaranteed under this Article by making all necessary repairs and/or replacements. Such repairs and/or replacements will be made by the SELLER.

However, if it is impractical for the SELLER to carry out the repair, and if forwarding by the SELLER of replacement parts, and materials can not be accomplished without impairing or delaying the operation or working of the VESSEL, then, in such an event, the BUYER shall, cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER provided that the BUYER shall first and in all events, will, as soon as possible, give the SELLER notice in writing, or by telefax confirmed in writing of the time and place such repairs will be made and, if the VESSEL is not thereby delayed, or her operation or working is not delayed, or impaired, the SELLER shall have the right to verify by its own representative(s) or that of a Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telefax, after an examination has been completed, of its acceptance or rejection of the defects as

defects that are subject to the guarantee herein provided.

In any circumstances as set out below, the SELLER shall immediately pay to the BUYER in United States Dollars by telegraphic transfer the actual cost for such repairs or replacements including forwarding charges, or at the average cost for making similar repairs or replacements including forwarding charges as quoted by a leading shipyard each in China, South Korea and Singapore, whichever is lower:

(a) Upon the SELLER's acceptance of the defects as justifying remedy under this Article, or

(b) If the SELLER neither accepts nor rejects the defects as above provided, nor request arbitration within thirty (30) days after its receipt of the BUYER's notice of defects.

Any dispute shall be referred to arbitration in accordance with the provisions of Article XII hereof.

4. EXTENT OF THE SELLER'S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects whatsoever in the VESSEL than the defects specified in Paragraph 1 of this Article. Nor shall the SELLER, in any circumstances, be liable, apart only from the reasonable cost of repairs or replacements as defined in paragraph 3, for any losses, damages or expenses howsoever and whatsoever caused , including but not limiting to , loss of time or, demurrage , loss of profit or earning , claims by any third parties against the BUYER of whatsoever nature.

The SELLER shall not be obligated to repair, or to be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER's liability hereunder for any defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, negligence, or willful neglect, on the part of the BUYER, its employees or agents including the VESSEL's officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or sub-contractors. Likewise, the SELLER shall not be liable for any defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their sub-contractors.

The guarantee provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by Law or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER's and/or any sub-contractor's negligence. This Guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER and the BUYER.

5. GUARANTEE ENGINEER

The SELLER may at the request of the BUYER appoint one or two Guarantee Engineer(s) to serve the VESSEL as the SELLER's representative(s) for a period of twelve (12) months from the delivery of the VESSEL. The BUYER, and its employees, shall give such Guarantee Engineer(s) full co-operation in carrying out his/their duties as the representative(s) of the SELLER on board the VESSEL. The BUYER shall accord the Guarantee Engineer(s) the treatment comparable to the VESSEL's Chief Engineer, and shall provide him with accommodation and subsistence at no cost to the SELLER and/or the Guarantee Engineer(s). The BUYER may at his option terminate the stay of the Guarantee Engineer before the completion of one (1) year but in no event earlier than three (3) months after delivery of the VESSEL, subject to providing prior written notice to the SELLER.

The BUYER shall pay to the Guarantee Engineer(s) the sum of United States Dollars Seven Thousand Five Hundred only (US$ 7,500.00) per month per person to cover his/their miscellaneous expenses including wages and also the BUYER shall pay the expense of repatriation to Beijing, the People's Republic of China by air upon termination of his/their service, the expense of his/their communications with the SELLER when made in performance of his/their duties as the Guarantee Engineer(s) and the expenses, if any, of his/their medical and hospital care. The BUYER, its successor(s) and/or assignee(s), shall be liable to indemnify the SELLER and/or the Guarantee Engineer(s) for any damage, destruction or loss of the Guarantee Engineer's property, or any personal injuries, including death, if such death, injuries, damages, loss and/or destruction was caused by the gross negligence or willful misconduct of the BUYER, its successor(s) and/or assigned(s) or its employees and/or agents.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

6. ASSIGNMENT OF MAUNFACTURERS' WARRANTIES

In addition to SELLER's guarantee at the end of that Warranty Period the SELLER shall (provided as always that the SELLER obtains the equipment manufacturers' consent to the assignment if so required) assign to the BUYER (at no cost to the BUYER) the benefit of all the equipment manufacturers' guarantees relative to any part, equipment, machinery or appurtenances installed in the VESSEL which have not terminated by expiry of time.

ARTICLE IX CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1. In the event the BUYER shall exercise its right of cancellation, rescission and/or termination of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by telefax confirmed in writing, and such cancellation, rescission or termination shall be effective as of the date the notice thereof is received by the SELLER.

2. In case the SELLER is declared bankrupt by order of any court of competent jurisdiction, or the SELLER files a petition of cessation of payments, or applies for or consent to the appointment of a receiver over all or a substantial part of the SELLER's assets, or an effective resolution is passed for the SELLER's voluntary winding up (except for the purposes of reorganization, merger or amalgamation) or compulsory liquidation, or the SELLER concludes with his creditors a scheme of arrangement or other voluntary composition after the SELLER becomes bankrupt or insolvency, the BUYER shall be entitled to cancel or rescind the contract and then the BUYER shall be entitled to request the SELLER or the SELLER's Bank in accordance with Letter of Guarantee as set Annex to refund in United States dollars immediately the full amount of all sums paid by the BUYER to the SELLER together with interest in United States Dollars at the rate of five percent (5%) per year, unless the SELLER disputes the BUYER's cancellation and/or rescission by instituting arbitration in accordance with Article XII.

3. Upon such refund by the SELLER to the BUYER and the return of the BUYER's supplies, including all charges and expenses, relating to the customs clearance fee, for transporting such BUYER's supplied articles into the Shipyard which BUYER has already paid, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged. And following such refund, together with the payment of interest theron if any according to the Contract and the return of ther BUYER's supplies as provided in this contract, the BUYER shall not be entitled to any compensation or other remedies irrespective of whether is is stipulated by this Contract or under Common Law.

ARTICLE X BUYER'S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a) The BUYER fails to pay the Second (2nd) instalment to the SELLER in accordance with Paragraph 3(b) and 4(b) of Article II hereof provided the BUYER shall have received the SELLER's demand for payment in accordance with Article II hereof; or

(b) The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VI hereof and in full accordance with the terms of this Contract and the Specifications.

2. NOTICE OF DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telefax to the SELLER that such notification has been received. In case the BUYER does not give the aforesaid telefax acknowledgment to the SELLER within three (3) Banking Days it shall be deemed that such notification has been duly received by the BUYER.

3. INTEREST AND CHARGES

If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) of this Article, the BUYER shall pay interest on such instalment at the rate of five percent (5%) p.a. until the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (b) of this Article, the BUYER shall be deemed in default of payment of the second instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is duly tendered for delivery by the SELLER, as provided in Article VI Paragraph 6 hereof.

In any event of default by the BUYER under 1 (a) or 1 (b) above, the BUYER shall also pay all directly related costs, charges and expenses incurred by the SELLER in consequence of such default.

4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a) If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) of this Article, the Delivery Date shall, at the SELLER's option, be postponed for a period of

continuance of such default by the BUYER.

(b) If any such default as defined in Paragraph 1 (a) or 1 (b) of this Article committed by the BUYER continues for a period of fifteen (15) calendar days, then, the SELLER shall have all following rights and remedies:

(i) The SELLER may, at its option, cancel, rescind or terminate this Contract, provided the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by telefax confirmed in writing. Upon receipt by the BUYER of such telefax notice of cancellation or rescission, all of the BUYER's Supplies to the extent installed on the VESSEL shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii) In the event of such cancellation, rescission or termination of this Contract, the SELLER shall be entitled to retain any instalment or instalments of the Contract price paid by the BUYER to the SELLER on account of this Contract.

(iii) (Applicable to any BUYER's default defined in 1(a) of this Article) The SELLER shall, without prejudice to the SELLER's right to recover from the BUYER the 2nd instalment, interest, costs and/or expenses by applying the proceeds to be obtained by sale of the VESSEL in accordance with the provisions set out in this Contract, , the SELLER shall have the right to immediately demand the payment of the aggregate amount of all due and unpaid 2nd instalment from the Payment Guarantor in accordance with the terms and conditions of the Letter of Credit issued by the Payment Guarantor.

5. SALE OF THE VESSEL

(a) In the event of cancellation, rescission or termination of this Contract as provided above, the SELLER shall have full right and power to either complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public auction on such terms and conditions as the SELLER thinks fit without being responsible for any loss or damage occasioned to the BUYER thereby.

In the case of sale of the VESSEL, the SELLER shall give telefax or written notice to the BUYER and the BUYER shall be entitled to bid for the VESSEL at a public auction or to make an offer to buy the VESSEL.

(b) In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all unpaid instalments and/or unpaid balance of the Contract Price and interest on such instalment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c) In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER's default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as

herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the instalments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

(d) In either of the above events of sale, if the proceed of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER's supplies, if any.

(e) If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

ARTICLE XI INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the VESSEL is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL, including the BUYER's Supplies, fully insured with first class Chinese insurance companies for SELLER's RISK.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER including the value of the BUYER's Supplies. The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

The SELLER shall deliver to the BUYER upon request a certified copy of the insurance policy or policies taken out pursuant to this Article XI and all addenda or supplemental policies when issued and to be necessary.

2. APPLICATION OF RECOVERED AMOUNT

(a) Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications and not make any claim for any consequential loss or depreciation.

(b) Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER and the BUYER shall either:

(i) By a mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL's damages and/or reinstallation of BUYER's supplies , provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract price as may be necessary for the completion of such reconstruction; or

(ii) Terminate the Contract whereupon the SELLER shall then refund immediately to the BUYER the amount of all instalments paid to the SELLER under this Contract without

interest, whereupon this Contract shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

Within thirty (30) days after receiving telefax notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing or by telefax of its agreement or disagreement under this sub-paragraph. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This Contract shall be deemed as rescinded and canceled and the BUYER shall receive the refund as hereinabove provided and the provisions hereof shall apply.

3. TERMINATION OF THE SELLER'S OBLIGATION TO INSURE

The SELLER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

ARTICLE XII DISPUTES AND ARBITRATION

1. PROCEEDINGS

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, England in accordance with the rules of the London Maritime Arbitrators' Association ("LMAA"). Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within thirty (30) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within thirty (30) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, unless appealed by either parties, shall be final, conclusive and binding upon the parties hereto.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event

of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3. NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax confirmed in writing to the SELLER and the BUYER.

4. EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the parties concerned.

6. ENTRY IN COURT

Judgment on any award may be entered in any court of competent jurisdiction for enforcement thereof.

7. ALTERATION OF DELIVERY TIME

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VI hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date or on such newly planned time of delivery of the VESSEL as declared by the SELLER. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VI and the decision or the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

ARTICLE XIII RIGHT OF ASSIGNMENT AND NOVATION

1. Neither of the parties hereto shall assign or transfer this Contract to any other individual, firm, company or corporation unless prior consent of the other party is given in writing.

2. Provided however that, notwithstanding the above, the BUYER may at all times assign all of its rights, title and interest to and in this Contract and all benefits of this Contract and the Refund Guarantee to its financing bank(s) for the purpose of securing financing during construction of the VESSEL after reviewing the terms of the Notice of Assignment by the SELLER whose consent not to be unreasonable withheld and delayed and in this event the BUYER shall give to the SELLER and the Refund Guarantor written notices of assignment and the SELLER shall duly acknowledge such assignment and shall ensure and procure that the Refund Guarantor shall duly acknowledge the assignment of the Refund Guarantee and shall provide evidence of the authority of the persons signing such acknowledgements on behalf of the SELLER and the Refund Guarantor, in form and substance satisfactory to the BUYER and the BUYER's financing bank(s).

3. The BUYER shall not have the right to enter into a novation agreement regarding the Contract to a third party unless prior consent of the SELLER is given in writing.

ARTICLE XIV TAXES AND DUTIES

1. TAXES

All costs for taxes including stamp duties, if any, incurred in connection with this Contract in the People's Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People's Republic of China or elsewhere for the construction of the VESSEL shall be born by the SELLER.

2. DUTIES

The SELLER shall indemnify the BUYER for, and hold it harmless against, any duties imposed in the People's Republic of China upon materials and equipment which under the terms of this Contract and/or the Specifications will, or may be, supplied by the BUYER from the abroad for installation in the VESSEL as well as any duties imposed in the People's Republic of China upon running stores, provisions and supplies furnished by the BUYER from abroad to be stocked on board the VESSEL and also from the payment of export duties, if any, to be imposed upon the VESSEL as a whole or upon any of its parts or equipment.

ARTICLE XV PATENTS, TRADEMARKS AND COPYRIGHTS

1. PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER's obligation under this Article shall not be terminated by the passage of any specified period of time.

The SELLER's indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the SELLER if any.

2. GENERAL PLANS, SPECIFICATIONS AND WORKING DRAWINGS

The SELLER retains all rights with respect to the Specifications, plans, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL, and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein directly or indirectly to any third parties, without the prior written consent of the SELLER, which shall not be unreasonably withheld but such consent shall not be required for such disclosure where it is necessary for the usual operation, repair and maintenance of the VESSEL or sale of the VESSEL or when so required by a court or other authority of competent jurisdiction.

ARTICLE XVI NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER: Owner's company
Address:xxx
Telephone No.:xxx
Telefax No. :xxx
Email: xxx

To the SELLER:	COSCO (DALIAN) SHIPYARD CO., LTD.
Address:	80, Zhongyuan Road, Dalian Bay, Ganjingzi District, Dalian, 116113, the People's Republic of China
Telephone No.:	0086-411-87123640
Telefax No. :	0086-411-87601056
Email:	hgc@cosco-shipyard.com

Any change of address shall be communicated in writing by registered mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to have been delivered within ten (10) days after the date of dispatch, express courier service shall be deemed to have been delivered within five (5) days after the date of dispatch, and telefax acknowledged by the answerbacks shall be deemed to be delivered upon dispatch provided they are sent during working hours at the place of the addressee otherwise they shall be deemed to be delivered on the next Banking day .

Any and all notices, demands, advice, communications, documents of whatsoever nature, Specifications and drawings in connection with this Contract as well as any and all guarantees, awards and any communications whatsoever in relation to this Contract, shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

ARTICLE XVII EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon fulfillment of all the following conditions:

(1) Due execution of this Contract and the Specifications; and

(2) Receipt by the BUYER of a Refund Guarantee covering the first, instalment of this contract in accordance with Article II Paragraph 7 hereof, and;

(3) Receipt by the SELLER of a Letter of Credit covering the second instalment of this contract in accordance with Article II Paragraph 6 hereof, and

(4) Receipt by the SELLER of the first instalment in accordance with Paragraph 3(a) and 4(a) of Article II of this Contract

(5) SELLER'S BOD approval within 30 days after contract signing.

If, due to whatever reason, any of the above conditions fail to be fulfilled by (Date), then this Contract shall be made null and void, having no effect whatsoever

ARTICLE XVIII INTERPRETATION

1. LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the English Laws.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

3. DEFINITION

In absence of stipulation of "banking day(s)" or "business day(s)", the "day" or "days" shall be taken as "calendar day" or "calendar days".

4. ENTIRE AGREEMENT

This Contract sets forth the entire understanding of the Parties with respect to the subject matter discussed herein. It supersedes all prior discussions, negotiations and agreements, whether oral or written, expressed or implied.

In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER:
OWNER'S COMPANY.

By: ______________________________
Name: XXX
Title: Attorney-in-fact

THE SELLER:

COSCO (DALIAN) SHIPYARD CO., LTD.

By: ______________________________
Name: XXX
Title: Attorney-in-fact

Exhibit "A" IRREVOCABLE LETTER OF GUARANTEE

(SELLER will provide)

Wording to be mutually agreed between the SELLERs/SELLERs Bank and BUYERs/BUYERs Bank.

Exhibit "B" IRREVOCABLE LETTER OF CREDIT

(BUYER will provide)

Wording to be mutually agreed between the SELLERs and the BUYERs.